Exhibit 99.1

CONTACT:	Jeffrey Taufield
Kekst and Company
(212) 521-4800

For Immediate Release

JOHN C. DANFORTH JOINS GREENHILL & CO’S BOARD OF DIRECTORS

New York, NY, February 3, 2005 -- Greenhill & Co., Inc. [NYSE:GHL], a leading independent investment banking firm, announced today that John C. Danforth, former United States Ambassador to the United Nations and a United States Senator for 18 years, has been named to its Board of Directors.

Robert F. Greenhill, Chairman and CEO of Greenhill, said, “John Danforth is an outstanding addition to our Board of Directors. We are delighted that Greenhill will have the benefit of his unique perspective, judgment and valuable experience.”

With the appointment of Ambassador Danforth, Greenhill's Board of Directors is now comprised of seven directors, the majority of whom are independent under the applicable rules of the Securities and Exchange Commission and the New York Stock Exchange.

At the time of his retirement from the U.S. Senate in 1994, Ambassador Danforth ranked 21st in seniority among the 100 senators and served on three key committees: the Committee on Finance; Committee on Commerce, Science and Transportation; and the Select Committee on Intelligence. He went on to serve as a partner with the law firm of Bryan Cave LLP, a diversified law practice that ranks among the 20 largest law firms in the United States, and was appointed as Ambassador to the United Nations by President Bush in June 2004.

A fifth generation Missourian, Ambassador Danforth graduated with honors from Princeton University in 1958 and went on to receive a Bachelor of Divinity degree from Yale Divinity School and a Bachelor of Law degree from Yale Law School.

Greenhill & Co., Inc., founded in 1996, is a leading independent investment bank that provides financial advisory and merchant banking fund management services. It acts for clients located throughout the world from its offices in New York, London and Frankfurt.

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